Exhibit 5.6

2 Copthall Avenue	London, 22 June 2011
London EC2R 7DA
T +44 20 7786 9100
F +44 20 7588 6888

To:	Elan Finance public limited company
Elan Finance Corp.
Elan Corporation, plc

c/o Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2, Ireland
Ladies and Gentlemen:
Re: USD 200,000,000 aggregate principal amount of 8.75% Senior Notes due 2016
This opinion letter is rendered to you at your request in connection with an offer by the Co-Issuers, to exchange any and all Outstanding Notes for the Exchange Notes. We understand that the Exchange Notes will be issued pursuant to the Indenture and, when issued, will be guaranteed by the Guarantors pursuant to the Note Guarantees.
We have acted as legal counsel as to Netherlands law to you, in connection with the Opinion Documents.
Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.
This opinion letter is addressed solely to you. It may only be relied upon by you and may be used only in connection with the Opinion Documents. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any
Nauta Dutilh UK (“NautaDutilh UK”) is a partnership under Netherlands law of NautaDutilh UK B.V. and NautaDutilh Londen B.V., which have been recorded in the commercial register under number 24375834 and 24264677 respectively. The professionals practising at NautaDutilh UK consist of attorneys, civil law notaries and tax advisers. They are admitted to practise in the Netherlands and do not practise or provide legal advice on English law.
All services and other work are carried out by NautaDutilh UK subject to the general conditions of NautaDutilh N.V. (the “General Conditions”) and — in such General Conditions — NautaDutilh N.V. should be read as NautaDutilh UK. The General Conditions apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh UK and include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
65002271 M 5335183 / 15

representations or warranties, or other information, contained in the Opinion Documents, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent, except to your professional advisers in this transaction. We do, however, hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4 to be filed with the Commission with respect to the Exchange Notes and the Note Guarantees, without admitting that we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement on Form F-4.
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon signed execution copies of the Opinion Documents and the Corporate Documents, and we have assumed that the Opinion Documents have been entered into for bona fide commercial reasons. We have with your permission not investigated or verified any factual matter disclosed to us in the course of our review.
We have not been involved in structuring, drafting or negotiating of any of the Opinion Documents.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the European General Court and the European Court of Justice. Unless otherwise specifically stated herein, we do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.
The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept (i) that the legal relationship between yourselves and NautaDutilh is governed by Netherlands law and (ii) that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Rotterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purported to have signed them;

b.	no defects attach to the incorporation of the Netherlands Company (aan haar totstandkoming geen gebreken kleven) and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by or on behalf of a civil-law notary (notaris) who had the power and authority to execute that deed, and the Articles of Association comply with Netherlands law (voldoen aan de eisen der wet);

c.	(i) the general meeting of shareholders of the Netherlands Company has not subjected any resolutions of the management board of the Netherlands Company to its approval, and no regulations (reglementen) have been adopted by any corporate body of the Netherlands Company, and (ii) the Articles of Association of the Netherlands Company are its articles of association currently in force. The Extract supports item (ii) of this assumption;

d.	the Netherlands Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted into a foreign entity, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surséance van betaling verleend) or subjected to emergency regulations (noodregeling) on the basis of Article 3:160 FSA, or (vi) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets. The Extract and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support the assumptions (i) up to and including (v). However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

e.	the resolutions recorded in the Resolution are in full force and effect, and the factual statements made and the confirmations given in the Resolution are complete and correct;

f.	the Netherlands Company has no conflict of interest with any of its managing directors (bestuurders) with respect to the entering into the Opinion Documents;

g.	the Opinion Documents have been signed by Authorised Signatories on behalf of the Netherlands Company;

h.	none of the opinions stated in this opinion letter will be affected by any foreign law; and

i.	the above assumptions are true and accurate at the date hereof, were true and accurate at all relevant times prior to today’s date and will be true and accurate at all relevant times following today’s date.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:
Corporate Status

1.	The Netherlands Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Corporate Power

2.	The Netherlands Company has the corporate power and authority to enter into the Opinion Documents and to perform its obligations thereunder. The Netherlands Company has not violated any provision of its Articles of Association by entering into the Opinion Documents or by performing its obligations thereunder.

Corporate Action

3.	The Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands law to authorise the signing,

execution or delivery of the Opinion Documents and the performance of its obligations thereunder.
Valid Signing

4.	The Opinion Documents have been validly signed, executed and delivered on behalf of the Netherlands Company.
The opinions expressed above are subject to the following qualifications:
A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties to the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

C.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its trustee in bankruptcy (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. We cannot assess whether the interests of the Netherlands Company are served by entering into the Opinion Documents, as this is a matter of fact.

D.	Netherlands courts may, despite any generally recognized choice of law clause contained in the Opinion Documents (a) apply overriding mandatory provisions of the Netherlands and other jurisdictions; (b) refuse application of provisions of other jurisdictions which are manifestly incompatible with the public policy (“ordre public”) of the Netherlands or the European Union; and (c) have regard to the law of the country where the performance of the agreement takes place.

E.	Pursuant to Article 2:207c NCC, a besloten vennootschap met beperkte aansprakelijkheid may not grant loans (leningen verstrekken), provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). Any transaction in violation of the prohibition is void or voidable.

F.	The opinions expressed in this opinion letter may be limited or affected by:
a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to liquidators in bankruptcy proceedings or creditors in other jurisdictions;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977) or European Union regulations.
Yours faithfully,
/s/ Arjan Pors
NautaDutilh
Arjan J.J. Pors

EXHIBIT A
LIST OF
DEFINITIONS

“Articles of Association”	the articles of association of the Netherlands Company as they read after the execution of a deed of amendment dated 15 July 2002, which, according to the Extract, was the last amendment to the Netherlands Company’s articles of association

“Authorised Signatories”	any two of W.F. Daniel, W.A.M. Kok, P.H. Bosse or ANT Management (Netherlands) B.V., acting jointly

“Bankruptcy Clerk’s Office”	(i) the online central insolvency register (Centraal Insolventie Register) held by the Council for the Administration of Justice (Raad voor de Rechtspraak);

(ii) the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

(iii) the Amsterdam court bankruptcy clerk’s office

“Co-Issuers”	Elan Finance Corp., a Delaware corporation, and Elan Finance public limited company, an Irish public limited company

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel en Fabrieken)

“Commission”	the United States Securities and Exchange Commission

“Corporate Documents”	the documents listed in Exhibit B

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Netherlands Company, dated 19 June 1985

“Enforcement Regulation”	the Council Regulation (EC) No 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters

“Exchange Notes”	the exchange notes for an identical principal amount at maturity of the Co-Issuers’ 8.75% Senior Notes due 2016, registered under the Securities Act

“Exhibit”	an exhibit to this opinion letter

“Extract”	an extract from the Commercial Register, dated the date of this opinion letter, with respect to the Netherlands Company

“Guarantors”	Elan Corporation, plc. and the Netherlands Company

“Indenture”	the indenture in relation to 8.75% Senior Notes due 2016, dated 17 August 2010, between, inter alia, Elan Finance Public Limited Company, Elan Finance Corp., the Netherlands Company, and the other guarantors party thereto and The Bank of New York Mellon as trustee and The Bank of New York Mellon, The Bank of New York Mellon (Luxembourg) S.A. as registrar and paying agent.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“NCCP”	the Netherlands Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“Netherlands Company”	Monksland Holdings B.V. registered with the Commercial Register under number 33265127

“Note Guarantees”	the guarantees by the Guarantors pursuant to the Indenture

“Offering Memorandum”	the offering memorandum relating to 8.75% Senior Notes due 2016, dated 11 August 2010, co-issued by Elan Finance public limited company and Elan Finance Corp. and Elan Corporation, plc., the Netherlands Company and the other guarantors party thereto as guarantors and Morgan Stanley as joint book-running manager and J&E Davy as co-manager

“Opinion Documents”	the Opinion Documents listed in Exhibit C

“Outstanding Notes”	the outstanding notes up to $200,000,000 of the Co-Issuers’ 8.75% Senior Notes due 2016

“Purchase Agreement”	the purchase agreement, dated 11 August 2011, between, inter alia, Elan Finance Public Limited Company, Elan Finance Corp., the Netherlands Company, and the other guarantors party thereto and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and J&E Davy

“Registration Rights Agreement”	the registration rights agreement, dated 17 August 2010, between, inter alia, Elan Finance public limited company, Elan Finance Corp., Elan Corporation plc, the Netherlands Company, and the other guarantors party thereto and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and J&E Davy

“Registration Statement on Form F-4”	the registration statement on Form F-4 under the Securities Act, dated 22 June 2011, of, inter alia, Elan Finance public limited company, Elan Finance Corp., Elan Holdings Limited, Elan Management Limited, Elan Pharma International Limited, Elan Transdermal Limited, The Institute of Biopharmaceutics, Limited, Keavy Finance Limited, Crimagua

Limited, Orchardbrook Limited, Elan Science Four Limited, Elan Corporation plc, Meadway Pharmaceuticals ltd, The Liposome Company Limited, Athena Neurosciences, Inc., Elan Drug Delivery, Inc, Elan Holings, Inc, Elan Pharmaceuticals, Inc, Elan International Insurance Ltd., Elan International Services ltd., Neuralab Limited and the Netherlands Company

“Resolution”	the document containing the minutes of a meeting of the Netherlands Company’s managing board (bestuur), dated 11 August 2010

“Securities Act”	the United States Securities Act of 1933, as amended

EXHIBIT B
LIST OF
CORPORATE DOCUMENTS
1.	a pdf copy of the Deed of Incorporation;

2.	a pdf copy of the Articles of Association;

3.	a pdf copy of the Extract; and

4.	pdf copy of the Resolution.

EXHIBIT C
LIST OF
OPINION DOCUMENTS
1.	the Registration Rights Agreement;

2.	the Indenture;

3.	the Registration Statement on Form F-4; and

4.	the Purchase Agreement.